EXHIBIT D

          AMENDMENT TO AND CLARIFICATION OF EMPLOYMENT AGREEMENT

          Pursuant to resolution of the Board of Directors of AST Research, Inc., a Delaware corporation (the "Company"), dated February 27, 1995, that cer tain Employment Agreement (the "Employment Agreement"), dated July 27, 1993, by and between the Company and Safi U. Qureshey (the "Executive") is hereby amended, effective as of the date hereof, as follows:

          1. Section 18 of the Employment Agreement is amended by adding the following sentence to the end thereof:

          Notwithstanding the foregoing, the provisions of the immediately preceding sentence shall not apply with respect to any change in control that may occur in connection with (i) the transactions contemplated by that certain Stock Purchase Agreement, Dated As Of February 27, 1995, By And Between the Company and Samsung Electronics Company, Ltd. ("Samsung"), as the same may be amended pursuant to the terms thereof (the "Stock Purchase Agreement") or (ii) subject to the first proviso to this sentence, the acquisition of Beneficial Owner ship of Voting Stock by Samsung and/or its Affiliates in transactions permitted by the Stockholder Agreement; provided, that the provisions of the immediately preceding sentence shall apply in the event Samsung and/or its Affiliates should at any time and by whatever means ac quire, in the aggregate, Beneficial Ownership of more than 49.9% of the Voting Stock of the Company, and the transaction(s) whereby any such acquisition of Beneficial Ownership of more than 49.9% of the Voting Stock of the Company occurs shall constitute a change in con trol for purposes of the Severance Agreement; and provided, further, that nothing in this sentence shall be construed to affect the Executive's rights under the Severance Agreement as determined without regard to this Section 18. Capitalized terms used without definition in this Section 18 shall have the meanings provided in the Stock Purchase Agreement.

          2. Section 14 of the Employment Agreement is clarified by deleting the second sentence thereof and replacing it with the following:

          The amount payable pursuant to the preceding sentence shall be grossed- up to the extent necessary to pay any income, excise or other taxes due on such amount.




          IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment to and Clarification of Employment Agreement as of the 27th day of February, 1995.

EXECUTIVE:                    AST RESEARCH, INC.




SAFI U. QURESHEY
Chairman and                       Senior Vice-President
Chief Executive Officer              Legal and Treasury Operations
                                      and Secretary